Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2015 THIRD QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., July 23, 2015 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2015 third quarter, ended June 30, 2015.

Third Quarter Overview
Net sales for the three months ended June 30, 2015 totaled $30.8 million, compared to $31.3 million recorded in the corresponding quarter last year. The Company reported net earnings for the quarter of $295,000, or $0.05 per diluted share, compared to a net loss of $2.0 million, or $0.32 per diluted share, in the same period a year ago.

The gross profit for the third quarter of fiscal 2015 was $9.2 million, compared to $8.2 million in the corresponding period last year. As a percentage of net sales, gross profit was 30.0% and 26.0% in the third quarter of fiscal 2015 and 2014, respectively. Operating expenses for the quarter ended June 30, 2015 were $8.6 million, or 28.0% of net sales, compared to $11.1 million, or 35.5% of sales, in the same quarter last year.

Nine Month Year-to-Date Overview
Net sales for the nine months ended June 30, 2015 were $72.5 million, compared with $85.6 million for the comparable period in fiscal 2014. The Company reported a net loss for the fiscal 2015 nine-month period ended June 30, 2015 of $3.5 million, or $0.55 per diluted share, compared to a net loss of $5.3 million, or $0.85 per diluted share, for the corresponding nine-month period in fiscal 2014.

For the nine-month period ended June 30, 2015, gross profit was $20.4 million, compared to $24.6 million for the same nine-month period of fiscal 2014, or 28.2% and 28.7% of net sales, respectively. Operating expenses for the nine-month period ended June 30, 2015 were $25.9 million, or 35.8% of net sales, compared to $32.4 million, or 37.8% of net sales, for the corresponding period of fiscal 2014.

Jack Ehren, President and CEO, commented, “Our gross margin percentage in the third quarter of fiscal 2015 increased, compared to the third quarter of fiscal 2014, primarily due to favorable facility utilization in fiscal 2015, and the absence of the workforce reduction-related charges that were incurred in the third quarter of fiscal 2014. Our year-to-date gross margin percentage remained lower than historical levels due to lower net sales and production levels, and a less favorable product mix.”

Ehren further commented, “We continue to manage our overall cost structure and, as a result, our fiscal year 2015 operating expenses, both for the third quarter and year-to-date, have continued to decline significantly in all functional areas, compared to the same periods in the prior fiscal year. The cost savings realized from the workforce reductions implemented in the third quarter of fiscal 2014 and the second quarter of fiscal 2015, as well as anticipated lower R&D project expenses, are the main contributors to the lower expense levels in fiscal 2015.”

Orders and Backlog
Key's backlog at the end of the third quarter of fiscal 2015 was $29.9 million, compared to $26.6 million one year ago. New orders received during the third quarter were $28.5 million, compared to $26.9 million in the corresponding period last year. New orders for the nine months ended June 30, 2015 were $84.1 million, compared to $86.5 million for the corresponding period in fiscal 2014.

Ehren stated, “The European market is a high-priority strategic focus for the Company. In the third quarter, our European orders in euros achieved a quarterly record for this region, with several strategic wins across all core market segments. North American orders remained sluggish in the third quarter, primarily due to a slow-down in capital investment and project delays in our core segments. Globally, there are multiple significant projects for which we were expecting to receive orders in the fourth quarter, primarily in the potato market, which have now been delayed into fiscal 2016 and beyond. As a result, we no longer expect to achieve year-over-year double-digit bookings growth in fiscal 2015.”

Conclusion
Ehren concluded, “We remain confident in our long-term strategic direction, and in our ability to effectively leverage the investments we have made over the past few years to drive anticipated profitable growth and increased shareholder value in the future. We are currently engaged in extensive field-testing of our new developments in our core segments in Europe and North America, and we continue to expect to bring these developments to market in late fiscal 2015. We are encouraged by the response of our strategic partners to the value of our new solutions, and we are confident in our ability to effectively leverage these developments in penetrating new and existing insertion points in our core and high-potential adjacent markets.”

Conference Call
The Company's conference call related to the fiscal 2015 third quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 23, 2015.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
Key Technology Q3-FY2015 Conference Call
Replay --	Available through Thursday, August 6, 2015
Key Technology Q3-FY2015 Conference Call

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; certain financial and restrictive covenants contained in our loan agreements that may adversely affect us; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Net sales	$30,810	$31,292	$72,482	$85,615
Cost of sales	21,573	23,142	52,063	61,031
Gross profit	9,237	8,150	20,419	24,584
Operating expenses:
Sales and marketing	4,146	5,126	12,342	14,550
Research and development	2,296	3,269	6,554	8,842
General and administrative	1,844	2,292	5,912	7,699
Amortization of intangibles	356	435	1,128	1,311
Total operating expenses	8,642	11,122	25,936	32,402
Gain on disposition of assets	8	2	10	3
Earnings (loss) from operations	603	(2,970)	(5,507)	(7,815)
Other income (expense)	(156)	(93)	(228)	(251)
Earnings (loss) before income taxes	447	(3,063)	(5,735)	(8,066)
Income tax expense (benefit)	152	(1,040)	(2,256)	(2,741)
Net earnings (loss)	$295	$(2,023)	$(3,479)	$(5,325)
Net earnings (loss) per share
- basic	$0.05	$(0.32)	$(0.55)	$(0.85)
- diluted	$0.05	$(0.32)	$(0.55)	$(0.85)

Shares used in per share calculations - basic	6,280	6,301	6,274	6,292
Shares used in per share calculations - diluted	6,301	6,301	6,274	6,292

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2015	September 30, 2014

Cash and cash equivalents	$8,999	$9,741
Trade accounts receivable, net	13,132	12,557
Inventories	31,321	26,673
Total current assets	62,655	59,993
Property, plant and equipment, net	15,392	16,652
Goodwill	10,163	11,222
Intangible assets, net	6,529	8,656
Total assets	98,527	98,345
Total current liabilities, including current portion of long-term debt	28,098	21,790
Long-term debt	4,085	4,733
Shareholders' equity	63,707	68,168

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